EXHIBIT 99.1

John Backus to Join HealthWarehouse.com’s Board of Directors

New Atlantic Ventures Invests $1.5 Million in Follow-On Capital

CINCINNATI, August 4, 2011 — HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA), a leading VIPPS accredited retail mail-order pharmacy, announced today that John Backus, managing partner of New Atlantic Ventures, will join HealthWarehouse.com’s Board of Directors.

"Health insurance costs may be skyrocketing, but innovative businesses like HealthWarehouse.com are driving health care costs down for every day consumers,” said John Backus, managing partner, New Atlantic Ventures. “Most Americans are overpaying for prescription drugs at the big chain pharmacies.  A $15+ co-pay for a generic prescription drug is more likely to be a rip-off for the customer rather than a bargain.  HealthWarehouse sells over 1000 generic prescription drugs - the exact same FDA certified medicine found in the big chains - for less than the price of most insurance co-pays.  They post their prices online for everyone to see and compare."

“I am extremely pleased to have John join the Company’s Board.  John has deep business knowledge that will help take HealthWarehouse.com to the next level,” said Lalit Dhadphale, co-founder, president and CEO of HealthWarehouse.com.  “He has a wealth of experience that will help HealthWarehouse.com continue its growth and success.”

“We are appreciative of what departing Board member, Norman Corn, has contributed to the Company’s success over the past two years,” added Dhadphale. “He has been a valuable Board member and we are thankful for his time and dedication.”

John Backus is a seasoned technology investor, entrepreneur and policy advocate with more than 25 years of experience investing in and managing emerging, high-growth companies. Prior to forming New Atlantic Ventures in 2007, John spent nearly a decade as a general partner with Draper Atlantic.  He currently serves on the board of directors of AppTap, Invincea, Qliance, Koofers, MyWinesDirect.com and RemitPro. John began his career at Bain & Co. and Bain Capital and received his BA and MBA from Stanford University.

In addition to having John Backus join the Board, New Atlantic Ventures invested a total of $1.5 million in equity into the Company by purchasing common stock, priced at $3.50 a share.  The investment will be used primarily for working capital and to expand the Company’s online presence and upgrade its technology infrastructure to keep pace with the rising demand for its FDA-approved generic prescription drugs.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted, VIPPS accredited retail mail-order pharmacy based in Cincinnati. HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the Bizrate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing retail mail-order pharmacies in the United States.

HealthWarehouse.com is licensed in 50 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.